Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Proginet Corporation
Garden City, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated September 29,2005, relating to the financial statements, of Proginet Corporation appearing in the Company’s Annual Report on Form 10-KSB for the year ended July 31, 2005.

Melville, New York

/s/ BDO Seidman, LLP
March 29, 2006